Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement to be filed on or about May 2, 2008 and related Prospectus of Macrovision Solutions Corporation and to the incorporation by reference therein of our reports dated January 28, 2008, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. (‘Gemstar’) and the effectiveness of internal control over financial reporting of Gemstar, included in Gemstar’s Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 14, 2008.

/s/    Ernst & Young LLP

Los Angeles, California

May 2, 2008